Mail Stop 3561


										September 9,
2005




Mr. Glen W. Fausset
President, Chief Financial Officer and Director
First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, Florida 34209

	Re:	First National Bancshares, Inc.
			Form 10-K for Fiscal Year Ended December 31, 2004 Forms 10-Q/A and 10-Q for Fiscal Quarter Ended March 31, 2005 and
June 30, 2005
			Filed March 30, 2005, May 12, 2005, August 15, 2005
and September 2, 2005
      File No.  333-60283

Dear Mr. Fausset:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief
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March 22, 2005
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